AMENDMENT TO
INVESTMENT ADVISORY CONTRACT
Between
THE RUSHMORE FUND, INC.
And
MONEY MANAGEMENT ADVISERS, INC.

Effective April 30, 2002, the following amendment is hereby made to the Investment Advisory Contract dated December 28, 2001 by and between The Rushmore Fund, Inc. (the "Fund") and Money Management Advisers, Inc. ("Agreement").

The name of the Fund shall be changed to The FBR Rushmore Fund, Inc.

The FBR Rushmore Fund, Inc.	Money Management Advisers, Inc.
/s/ Stephenie E. Adams	/s/ Webb C. Hayes, IV
Stephenie E. Adams	Webb C. Hayes, IV
Vice President	President

Date: April 30, 2002